EXHIBIT 2.1

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                            STOCK PURCHASE AGREEMENT

                                 by and between

                                  EQUITEX, INC.

                                       and

                            THE SELLING STOCKHOLDERS

                             OF CHEX SERVICES, INC.

                               WITH RESPECT TO THE

                              SALE OF THE STOCK OF

                               CHEX SERVICES, INC.


                              Dated August 31, 2001

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NO AGREEMENT, ORAL OR WRITTEN, REGARDING OR RELATING TO ANY OF THE MATTERS
COVERED BY THIS DRAFT HAS BEEN ENTERED INTO BETWEEN THE PARTIES. THIS DOCUMENT, IN ITS PRESENT FORM OR AS IT MAY BE HEREAFTER REVISED BY ANY PARTY, WILL NOT BECOME THE AGREEMENT OF THE PARTIES UNTIL, WITH ALL SCHEDULES AND EXHIBITS ATTACHED AND INITIALED BY THE PARTIES, IT HAS BEEN SIGNED BY ALL PARTIES AND COMPLETE SIGNED COPIES HAVE BEEN EXCHANGED. THE EFFECT OF THIS LEGEND MAY NOT BE CHANGED BY ANY ACTION OF THE PARTIES.









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                                TABLE OF CONTENTS

Section                                                                     Page
1.   DEFINITIONS...............................................................1
         1.1.      DEFINITIONS.................................................1
2.   PURCHASE AND SALE.........................................................3
         2.1.      SALE OF THE SHARES..........................................3
         2.2.      PURCHASE PRICE..............................................3
         2.3.      EFFECTIVENESS SUBJECT TO COMPLETION OF EXHIBITS
                    AND SCHEDULES..............................................3
3.   CLOSING...................................................................4
         3.1.      TIME; PLACE.................................................4
         3.2.      EFFECTIVE TIME..............................................4
         3.3.      FURTHER ASSURANCES..........................................4
4.   REPRESENTATIONS AND WARRANTIES
              OF THE MANAGEMENT STOCKHOLDERS...................................4
         4.1.      SELLERS AUTHORITY; BINDING AGREEMENT4
         4.2.      SHARE OWNERSHIP.............................................4
         4.3.      THE CORPORATION: ORGANIZATION, POWER AND FOREIGN
                    QUALIFICATION..............................................5
         4.4.      SUBSIDIARIES................................................5
         4.5.      NON-CONTRAVENTION; CONSENTS.................................5
         4.6.      CAPITALIZATION; DEBENTURES..................................6
         4.7.      FINANCIAL STATEMENTS........................................6
         4.8.      UNDISCLOSED LIABILITIES.....................................7
         4.9.      ABSENCE OF CERTAIN CHANGES..................................7
         4.10.     TAXES.......................................................8
         4.11.     TITLE TO AND CONDITION OF ASSETS............................9
         4.12.     REAL ESTATE AND LEASES......................................9
         4.13.     CONTRACTS..................................................10
         4.14.     CASH ON HAND...............................................11
         4.15.     CHECKS NOT YET COLLECTED...................................11
         4.16.     COMPLIANCE WITH LAW........................................12
         4.17.     LITIGATION.................................................12
         4.18.     BANK ACCOUNTS, GUARANTEES AND POWERS.......................13
         4.19.     INSURANCE..................................................13
         4.20.     EMPLOYMENT, LABOR AND OTHER RELATIONS......................14
         4.21.     EMPLOYEE BENEFITS..........................................14
         4.22.     PROPRIETARY RIGHTS.........................................15
         4.23.     GOVERNMENTAL PERMITS.......................................15
         4.24.     ENVIRONMENTAL MATTERS......................................16
         4.25.     BAD CHECK LIABILITY........................................17
         4.26.     PRINCIPAL CUSTOMERS AND SUPPLIERS..........................17
         4.27.     SENSITIVE PAYMENTS.........................................17
         4.28.     OTHER MATERIAL ADVERSE INFORMATION.........................17

                                       II

         4.29.    DISCLOSURE..................................................17
5.   REPRESENTATIONS AND WARRANTIES OF BUYER..................................17
         5.1.      ORGANIZATION; GOOD STANDING; OWNERSHIP.....................17
         5.2.      AUTHORIZATION..............................................18
         5.3.      NON-CONTRAVENTION; CONSENTS................................18
         5.4.      INVESTMENT INTENT..........................................18
6.   CERTAIN TAX MATTERS......................................................18
         6.1.      FILING OF TAX RETURNS......................................18
7.   COVENANTS................................................................19
         7.1.      CONDUCT OF BUSINESS........................................19
         7.2.      SUPPLEMENTS TO EXHIBITS....................................21
         7.3.      RENEWAL OF DEBENTURES......................................21
         7.4.      MUTUAL COVENANT............................................21
         7.5.      NOMINATION TO BUYER'S BOARD OF DIRECTORS...................22
8.   CONDITIONS TO CLOSING....................................................22
         8.1.      MUTUAL CONDITIONS..........................................22
                  8.1.1.   NO SUIT............................................22
                  8.1.2.   CLOSING............................................22
         8.2.      CONDITIONS TO BUYER'S OBLIGATIONS..........................22
                  8.2.1.   REPRESENTATIONS AND WARRANTIES.....................22
                  8.2.2.   CONSENTS AND APPROVALS.............................22
                  8.2.3.   MANAGEMENT AGREEMENTS..............................22
                  8.2.4.   COVENANT NOT TO COMPETE AND CONFIDENTIALITY
                            AGREEMENT.........................................22
                  8.2.5.   NO MATERIAL ADVERSE CHANGE.........................23
                  8.2.6.   MINIMUM CASH ON HAND...............................23
                  8.2.7.   RENEWAL OF DEBENTURES..............................23
                  8.2.8.   DELIVERY OF OTHER DOCUMENTS........................23
         8.3.      CONDITIONS TO THE SELLING STOCKHOLDERS' OBLIGATIONS........23
                  8.3.1.   REPRESENTATIONS AND WARRANTIES.....................23
                  8.3.2.   APPROVALS..........................................24
                  8.3.3.   DELIVERY OF DOCUMENTS..............................24
9.   TERMINATION..............................................................24
         9.1.      TERMINATION OF AGREEMENT...................................24
                  9.1.1.   MUTUAL CONSENT.....................................24
                  9.1.2.   BREACH.............................................24
                  9.1.3.   RESPECTIVE CONDITIONS..............................24
                  9.1.4.   MUTUAL CONDITIONS..................................25
10.  INDEMNIFICATION..........................................................25
         10.1.    BY MANAGEMENT STOCKHOLDERS..................................25
         10.2.    BY BUYER....................................................25
         10.3.    PROCEDURE FOR INDEMNIFICATION CLAIMS........................26
         10.4.    SURVIVAL....................................................27
         10.5.    PAYMENT OF INDEMNIFICATION OBLIGATION.......................28

                                      III
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11.  OTHER AGREEMENTS.........................................................28
         11.1.    NONCOMPETE; NONSOLICITATION; CONFIDENTIALITY................28
12.  GENERAL PROVISIONS.......................................................29
         12.1.    WAIVER OF TERMS.............................................29
         12.2.    AMENDMENT OF AGREEMENT......................................29
         12.3.    PAYMENT OF EXPENSES.........................................29
         12.4.    CONTENTS OF AGREEMENT; BINDING NATURE.......................29
         12.5.    NOTICES.....................................................29
         12.6.    COMMISSIONS AND FINDER'S FEES...............................30
         12.7.    SEVERABILITY................................................30
         12.8.    COUNTERPARTS................................................30
         12.9.    HEADINGS....................................................30
         12.10.   GOVERNING LAW; JURISDICTION.................................30
         12.11.   INSTRUMENTS OF FURTHER ASSURANCE............................30
         12.12.   PUBLICITY...................................................30
         12.13.   DISCLOSURE SCHEDULES........................................30
         12.14.   NO THIRD PARTY BENEFICIARIES................................31


                                       iv
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                                    EXHIBITS
                                    --------

A.     List of the Investing Stockholders (Preamble)

B.     Form of Investment Questionnaire (ss.2.2)

C.     Form of Employment Agreement (ss.8.2.4)

D.     Form of Covenant Not to Compete and Confidentiality Agreement (ss.8.2.5)

E.     Form of Opinion of the Management Stockholder's Counsel (ss.8.2.5(b))

F.     Form of Opinion of Buyer's Counsel (ss.8.3.3(b))

                                    SCHEDULES
                                    ---------

2.2      Shares of Equitex Common Stock to issued to each Selling Stockholder
4.2      Encumbrances on Shares in favor of the Corporation
4.3      Foreign Qualification of the Corporation
4.5      Selling Stockholder Consents
4.6      Capitalization; Debentures
4.7      Financial Statements
4.8      Undisclosed Liabilities
4.9      Certain Changes Since December 31, 2000
4.10     Taxes
4.11     Title to and Condition of Assets
4.12     Real Estate and Leases
4.13     Contracts
4.14     Cash on Hand
4.15     Receivables; Payables
4.16     Compliance with Law
4.17     Litigation
4.18     Bank Accounts, Guarantees and Powers
4.19     Insurance
4.20     Employment, Labor and Other Relations
4.21     Employee Benefits
4.22     Proprietary Rights
4.23     Governmental Permits
4.24     Environmental Matters
4.25     Bad Check Liability
4.26     Principal Customers and Suppliers
5.3      Buyer Consents
7.3      Debenture Holders

                            STOCK PURCHASE AGREEMENT
                            ------------------------


         STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of August 31, 2001, by and between EQUITEX, INC., a Delaware corporation or its assignee, on the one hand ("Buyer"), and Lewis N. Mirviss and James P. Welbourn, individuals residing in the State of Minnesota, stockholders of Chex Services, Inc., a Minnesota corporation (Messrs. Mirviss and Welbourn being hereinafter collectively referred to as the "Management Stockholders"), and each of the other stockholders of Chex Services, Inc. as identified on Exhibit A hereto (the "Investing Stockholders")(the Management Stockholders and the Investing Stockholders being hereinafter referred to collectively as the "Selling Stockholders"), on the other.

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Selling Stockholders are the owners, beneficially and of record, of 100% of the issued and outstanding shares of the capital stock, $.01 par value (the "Capital Stock") of CHEX SERVICES, INC., a Minnesota corporation (the "Corporation"), which shares represent all of the issued and outstanding capital stock of the Corporation; and

         WHEREAS, Buyer desires to acquire 100% of the shares of the Capital Stock owned by the Selling Stockholders from the Selling Stockholders, and the Selling Stockholders are desirous of selling the Capital Stock to Buyer, on the terms and subject to the conditions hereinafter set forth; and

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:


                                 1. DEFINITIONS.
                                    -----------

         1.1. DEFINITIONS. In addition to the words and terms elsewhere defined in this Agreement, the following words and terms as used in this Agreement shall have the following meanings:

         ACQUIRED SHARES: the shares of Common Stock to be acquired by Buyer, as specified in Section 2.1.

         AFFILIATE (AND VARIANTS THEREOF): of an entity means any person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with that entity.

         AFFILIATED GROUP: the meaning specified in Section 4.10.

         CAPITAL STOCK: all authorized, issued and outstanding shares of capital stock of the Corporation, including the Common Stock together with the Preferred Stock, if any.

         CLOSING AND CLOSING DATE: the meanings specified in Section 3.

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         COMMON STOCK: all of the authorized, issued and outstanding shares of the common stock $.01 par value per share, of the Corporation.

         CONTRACTS: the meaning specified in Section 4.13.

         EMPLOYEE PLAN: the meaning specified in Section 4.21.

         ENCUMBRANCES: the meaning specified in Section 4.11.

         ENVIRONMENTAL LAWS: the meaning specified in Section 4.24.

         ERISA: the meaning specified in Section 4.21.

         STOCKHOLDER COVENANTS: the Covenants Not to Compete and Confidentiality Agreements referred to in Section 8.2.5.

         GOVERNMENTAL PERMITS: the meaning specified in Section 4.23.

         INDEBTEDNESS: the meaning specified in Section 4.13(c).

         INTERIM FINANCIALS: the meaning specified in Section 4.7.

         IRC: the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

         IRS: the Internal Revenue Service.

         LAWS: the meaning specified in Section 4.16.

         LIABILITIES: the meaning specified in Section 4.8.

         PREFERRED STOCK: all of the authorized, issued and outstanding shares of the preferred stock of the Corporation, if any.

         PRIME: shall mean the interest rate announced as its "Reference Rate" by Bank of America at its principal office.

         REAL PROPERTY LEASES: the meaning specified in Section 4.12.

         SUBSIDIARIES: the meaning specified in Section 4.4.

         TAXES: the meaning specified in Section 4.10.

         TAX RETURNS: the meaning specified in Section 4.10.

         TO THE BEST KNOWLEDGE OF THE MANAGEMENT STOCKHOLDERS: those facts and circumstances known to management of the Corporation and those facts known to the Management Stockholders, in each case after having made a good faith effort to ascertain the fact in question pursuant to an inquiry directed to such officers, directors, supervisors and advisors of the Corporation or

         Management Stockholders as would be reasonably likely to have information relating to the fact in question, and those facts and circumstances which they should have known in the exercise of reasonable and customary due diligence.

         YEAR-END FINANCIALS: the meaning specified in Section 4.7.

            2. PURCHASE AND SALE; DELIVERY OF SCHEDULES AND EXHIBITS.
               -----------------------------------------------------

         2.1. SALE OF THE SHARES. The Selling Stockholders agree to sell and deliver to Buyer at the place of Closing on the Closing Date referred to in Section 3 hereof, free and clear of all claims, liens, charges and encumbrances of any nature whatsoever, all of the shares of the Capital Stock, and Buyer hereby agrees to purchase at the place of Closing on the Closing Date, all of the shares of the Capital Stock, which are hereinafter referred to as the "Acquired Shares."

         2.2. PURCHASE PRICE. As consideration for the Acquired Shares, Buyer shall issue or cause to be issued to the Selling Stockholders, at the Closing, the aggregate amount of Two Million (2,000,000) shares of the common stock, $.02 par value of Equitex, Inc. ("Equitex Common Stock"), in the amounts set forth opposite each Selling Stockholder's name on Schedule 2.2 hereto (the "Purchase Price"). In addition, Buyer shall issue or cause to be issued, options to purchase up to an additional Six Hundred Seventy-five Thousand (675,000) number of shares of Equitex Common Stock (the "Options"), for an exercise price equal to the closing price of Equitex Common Stock on the NASDAQ Stock Exchange at the close of business on the Closing Date, in equal numbers to Messrs. Lewis N. Mirviss and James P. Welbourn. Each Selling Stockholder acknowledges that the Equitex Shares have not been registered under the Securities Act of 1933 (the "Act,") and agrees to complete, prior to the issuance of any shares pursuant to this Agreement, an Investment Questionnaire, substantially in the form of Exhibit B hereto, establishing, to the satisfaction of Equitex, Inc. and its counsel each such Selling Stockholder's status as an "Accredited Investor," under the Act, unless the availability of another exemption under the Act with respect to such investor or investors shall have been established to the satisfaction of Equitex and its counsel. Equitex shall agree, as of the Closing Date, to consider in good faith from time to time the "piggy-back" registration of the Equitex Common Stock issued hereunder or in connection with the Options (subject only to any restrictions or limitations on such registrations in agreements Equitex may have entered into prior to the issuance of the Equitex Common Stock). It is hereby acknowledged that the parties desire and intend that this transaction shall qualify as a tax-free exchange or reorganization under
Section 368 (a)(1) of the IRC, and the parties agree to use their mutual best efforts to structure the transaction so as to achieve such qualification.

         2.3. EFFECTIVENESS SUBJECT TO COMPLETION OF EXHIBITS AND SCHEDULES. It is expressly acknowledged and agreed by the parties that, as of the date of their execution hereof, the Exhibits and Disclosure Schedules hereto have not been completed and agreed upon, with respect to the Exhibits, or supplied to and accepted by Buyer, with respect to the Disclosure Schedules. The effectiveness of this Agreement is hereby expressly conditioned upon and made subject to: (1) the Corporation and the Management Stockholders having supplied each of the Disclosure Schedules set forth at page iv of the preliminary matter hereto no later than September 21, 2001, and the Buyer having accepted such Disclosure Schedules, and having notified the Corporation and the Management Stockholders of such acceptance, in writing, no later than September 28, 2001; and (2) the parties and their respective counsel having agreed upon the form of the Exhibits hereto no later than the Closing Date.

                                   3. CLOSING.
                                      -------

         3.1. TIME; PLACE. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Messerli & Kramer, 1800 Fifth Street Towers, 150 South Fifth Street, Minneapolis, MN 55402-4318 at 10:00 A.M. (Central Daylight Time) on October 1, 2001, or such other date and time as Buyer and the Management Stockholders shall agree (the "Closing Date").

         At the Closing on the Closing Date, each of the Selling Stockholders shall sell, transfer, assign, convey and deliver to Buyer the portion of the Acquired Shares owned by each such Selling Stockholder, constituting in the aggregate all of the Acquired Shares; and Buyer shall deliver certificates representing the number of shares of Equitex Common Stock to which each of the Selling Stockholders is entitled pursuant to Schedule 2.2 hereof; and the parties shall deliver the agreements, certificates, opinions and other documents required to be delivered pursuant to Section 8 and elsewhere in this Agreement.

         3.2. EFFECTIVE TIME. Title to the Acquired Shares shall be deemed to have been transferred to Buyer at 11:59 P.M. on the Closing Date.

         3.3. FURTHER ASSURANCES. If at any time after the Closing Date Buyer shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in Buyer, the title to the Acquired Shares, or (ii) otherwise carry out the purposes of this Agreement, each of the Selling Stockholders agrees that he shall execute and deliver all such deeds, assignments and assurances in law and do all acts reasonably necessary, desirable or proper to vest, perfect and confirm title to such Acquired Shares in Buyer, and otherwise to carry out the purposes of this Agreement.

        4. REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT STOCKHOLDERS.
           --------------------------------------------------------------

         The Management Stockholders hereby jointly and severally represent and warrant to Buyer as follows:

         4.1. SELLERS AUTHORITY; BINDING AGREEMENT. The Selling Stockholders have, and each of them has, all requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and otherwise to carry out his obligations hereunder. This Agreement constitutes, and all other agreements and documents to be executed and delivered by the Selling Stockholders, including without limitation, any proxy executed by any of the Investing Shareholders authorizing the transactions contemplated hereby and any letter of transmittal or other agreement or document conveying each such Investing Shareholder's Shares in accordance with the terms hereof, will constitute the valid and binding agreements of the Selling Stockholders, enforceable in accordance with their respective terms (subject, as to the enforcement of remedies, to general equitable principles and to bankruptcy, insolvency and similar laws affecting creditors' rights generally).

         4.2. SHARE OWNERSHIP. Each of the Selling Stockholders is the lawful beneficial and record owner of, and has good and valid title to, the portion of the Acquired Shares indicated as owned by him on the stock transfer records of the Corporation, free and clear of all mortgages, liens, pledges, security interests, encumbrances or other third party interests of any nature whatsoever, including, without limitation, subscriptions, options, warrants, rights or other agreements granting to any person, firm or corporation any interest in or right to acquire at any time, or upon the happening of any stated event, any of the Corporation's Shares (or interests therein), except and to the extent of any such encumbrances in favor of the Corporation and which are set forth on Schedule 4.2 hereof, and the Acquired Shares constitute all of the issued and outstanding capital stock of the Corporation.

         4.3. THE CORPORATION: ORGANIZATION, POWER AND FOREIGN QUALIFICATION. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted. The Corporation is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the nature of its activities or the ownership or leasing of property requires such qualification, except where the failure to so qualify could have a material adverse effect upon its properties, assets, financial condition, results of operations, business prospects or ability to enforce its rights, and each jurisdiction in which it is so qualified is listed on Schedule 4.3. True and complete copies of the certificate of incorporation, as amended to date, and the by-laws, as amended to date, of the Corporation have been furnished to Buyer. The minute books and stock record books of the Corporation containing minutes of director and stockholder meetings and stock transfer and ownership records are complete and correct in all material respects.

         4.4. SUBSIDIARIES. The Corporation has no subsidiaries. The Corporation does not own, and on the Closing Date will not own, directly or indirectly, any equity or other proprietary interest in any corporation, partnership, joint venture, business enterprise or other entity of any nature whatsoever.

         4.5. NON-CONTRAVENTION; CONSENTS. The execution and delivery of this Agreement and the Stockholder Covenants by the Selling Stockholders does not, and the consummation by the Selling Stockholders of the transactions contemplated on their part hereby and thereby does not and will not, constitute or result in (with or without the giving of notice or the lapse of time or both)
(A) a breach or violation of, or a default under, any provision of the articles or certificate of incorporation or by-laws (or equivalent documents) of the Corporation, (B) a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, any of the benefit plans described in Section 4.21 or any grant or award made under any of the foregoing, or (C) a breach or violation of, or a conflict with, or a default under, or termination of, or an event permitting any other person to terminate, or the acceleration of, or the creation or imposition of any lien, charge, pledge, security interest or other encumbrance on any properties or assets of the Corporation pursuant to any provision of any contract, license or other agreement binding upon any Selling Stockholder or the Corporation, or any law, rule, decree, regulation, ordinance or order, award or governmental permit or license applicable to any Selling Stockholder, or the Corporation or any of their respective properties or assets, or (D) any material change in the rights or obligations of any party under any of the contracts described pursuant to
Section 4.13 hereof, including any such change as the result of a change in control provision or similar provision contained in any such contract.

         Except as disclosed in SCHEDULE 4.5, no consent of, notice to, or filing with any federal, tribal, state, or local authority, or any other person or entity, is required to be obtained, given or made by any of the Selling Stockholders, or the Corporation in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered or performed hereunder by a Selling Stockholder or the Corporation, the consummation of the Merger, or to enable Buyer to continue to conduct the Corporation's business after the Closing in the manner in which such business is currently conducted.

         4.6. CAPITALIZATION; DEBENTURES. SCHEDULE 4.6 to this Agreement sets forth, for the Corporation (i) the number and class of shares of its Capital Stock authorized, issued and outstanding; and (ii) a description of any outstanding options, warrants or other rights and agreements to purchase or subscribe to any such shares or any other shares of Capital Stock or securities convertible into or exchangeable for such shares or other Capital Stock.

         All of the currently issued and outstanding shares of Capital Stock of the Corporation have been duly authorized and are validly issued, fully paid and nonassessable and have not been issued in violation of any applicable law, its certificate of incorporation or by-laws, or the terms of any agreement to which any Selling Stockholder or the Corporation or any of their affiliates or their assets are a party or are bound. There are no shares of Capital Stock reserved for issuance, or any outstanding subscriptions, options, warrants, conversion or other rights or other agreements granting to any person, firm or corporation any interest in or right to acquire at any time, or upon the happening of any stated event, any shares of the Capital Stock or any other equity securities of the Corporation or any interest in or convertible into Capital Stock, or other agreements or commitments by which the Corporation is obligated to issue additional shares of Capital Stock or securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of Capital Stock or any stock appreciation or similar rights; or requiring the Corporation to repurchase, reacquire or redeem any of its outstanding Capital Stock.

         All of the Corporation's currently outstanding one-year debentures, as listed on SCHEDULE 4.6 hereto (the "Debentures"), represent valid and collectable obligations of the holder thereof to the Corporation, are enforceable in accordance with their terms and conditions, and are not subject to any defenses, claims or set-offs. The Debentures have not been issued by the Corporation in violation of any applicable law (including without limitation, the Act), its certificate of incorporation or by-laws, or the terms of any agreement to which any Selling Stockholder or the Corporation or any of their affiliates or their assets are a party or are bound. To the best knowledge of the Management Stockholders, each of the holders of the Debentures is an Accredited Investor under the Act.

         4.7. FINANCIAL STATEMENTS. SCHEDULE 4.7 hereto contains true and correct copies of the following financial statements (collectively the "Financial Statements"):

            (i) The audited balance sheets of The Corporation together with the related statements of income and retained earnings and changes in financial position at and for each of the two consecutive fiscal years ended December 31, 2000 (the "Year End Financials"); and

            (ii) The balance sheet of the Corporation, each together with the related statements of income and retained earnings and changes in financial position at and for the interim period beginning January 1, 2001 and through and ending with the last month end which precedes the Closing Date by more than twenty (20) days, all presented in a form and on basis consistent with the Year End Financials (the "Interim Financials").

         Each of the balance sheets and the notes thereto included in the Financial Statements are complete and accurate and fairly present the consolidated assets, liabilities and financial condition of the Corporation as at the respective dates thereof, and such consolidated statements of income and retained earnings and changes in financial position and the notes thereto included in the Financial Statements are complete and accurate and fairly present the results of operations for the periods therein referred to; all in accordance with United States generally accepted accounting principles consistently applied throughout the periods involved except, in the case of the Interim Financials, for normally recurring year-end adjustments, which adjustments will not be material to such Interim Financials either individually or in the aggregate.

         4.8. UNDISCLOSED LIABILITIES. The Corporation does not have any liabilities or obligations (direct or indirect, contingent or absolute, known or unknown, matured or unmatured) of any nature whatsoever, whether arising out of contract, tort, statute or otherwise ("Liabilities"), except (a) as reflected, reserved against or given effect to in the Financial Statements; (b) as specifically disclosed in SCHEDULE 4.8; or (c) Liabilities incurred in the ordinary course of business since the date of the Year-End Financial Statements and which will not individually or in the aggregate be materially adverse to, or result in a material increase in the current or long term liabilities or obligations of, the Corporation. To the best knowledge of the Management Stockholders, there is no basis for assertion against the Corporation of any Liabilities except for Liabilities described in clauses (a) through (c) of this
Section 4.8.

         4.9. ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 4.9, since the date of the December 31, 2000 Balance Sheet included in the Financial Statements, there has not been:

            (a) any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities, results of operation or business prospects of the Corporation;


            (b) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, assets, liabilities, financial condition, results of operations or business prospects of the Corporation;

            (c) any declaration, setting aside, or payment of any dividend or other distribution in respect of the Capital Stock of the Corporation, or any direct or indirect redemption, retirement, purchase or other acquisition of any of such stock, or any issuance of shares of stock or the granting, issuance or exercise of any right, warrant, option or similar commitment relating to the Corporation's authorized or issued Capital Stock;

            (d) any increase in the compensation, commissions or perquisites payable or to become payable by the Corporation to any director, officer, employee, or agent thereof, or any payment of any bonus, profit sharing or other extraordinary compensation to any employee of the Corporation (other than any such increase or payment paid or to become payable in the ordinary course of business consistent with past practices to persons other than the Selling Stockholders, and which, in the aggregate, are not material to the total compensation, commissions or perquisites paid by the Corporation);

            (e) any increase in loans made by the Corporation to any stockholder, director, officer, employee, or agent thereof, or any forgiveness of any such loans;

            (f) any change in any of the accounting methods or practices followed by the Corporation or any change in depreciation or amortization policies or rates theretofore adopted;

            (g) any cancellation of any debts owed to or claims held by or on behalf of the Corporation;

            (h) any actual or threatened terminations of any business relationships or material agreements between the Corporation and any of their material customers and suppliers;

            (i) any incurrence of any obligation or liability (absolute or contingent) for Indebtedness, except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business and consistent with Section 4.8(c) and described in SCHEDULE 4.11; or any acceleration in the payment of, or payment other than in the ordinary course of the Corporation's and the Selling Stockholders' business consistent with past custom and practices thereof, of any Indebtedness or amounts due or payable thereunder; or

            (j) any mortgage, encumbrance, sale, lease, abandonment or other disposition of any real property, or, other than in the ordinary course of business, of any machinery, equipment or other properties, or any intangible assets utilized by the Corporation.

         4.10. TAXES. As used herein, the term "Taxes" means all federal, state, local and foreign income, excise, property, sales, use, payroll, intangibles, franchise and other taxes of whatever nature, all penalties related to such taxes and interest on such taxes and penalties. All returns and reports (including consolidated, combined, unitary or other reports or returns and estimated tax and information returns) relating to Taxes (the "Tax Returns") required to be filed by The Corporation through the date hereof have been, and as to Tax Returns required to be filed through the Closing Date will be, timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns were or are required to be filed, and all such Tax Returns are or will be true and correct and prepared in accordance with applicable law and regulations and properly reflect, or will properly reflect, the Taxes of the relevant taxpayer for the periods covered thereby.

         Except as set forth in SCHEDULE 4.10, all Taxes due and payable by the Corporation with respect to all periods prior to and through the date hereof have been, and through the Closing Date will be, duly and properly computed, reported, fully paid and discharged and there are no unpaid Taxes with respect to any period prior to and through the date hereof, and there will not be any unpaid Taxes with respect to any period through the Closing Date, which are or could become a lien on the properties and assets of the Corporation, except for current Taxes not yet due and payable. Adequate accruals on the Financial Statements have been made for the payment of all accrued and unpaid Taxes, whether or not disputed, for the tax year ended December 31, 2000 and for all fiscal periods prior thereto or arising out of transactions entered into or any state of facts existing on or prior thereto; and for such periods, and all periods prior to and through the date hereof have been, and through the Closing Date will be, properly accrued on the books and Financial records of the Corporation in accordance with generally accepted accounting principles and in amounts sufficient for the payment of all unpaid Taxes required to be paid by the Corporation with respect to such periods.

         Except as set forth on SCHEDULE 4.10, there are no known or proposed penalty, interest or deficiency assessments with respect to Taxes of the Corporation that require payment by, relate to or could adversely affect the Corporation or any of its assets. SCHEDULE 4.10 also describes all audits conducted by any taxing authority on the Tax Returns of the Corporation during the most recent five (5) fiscal years, including any penalty, interest or deficiency assessment made against the Corporation as a result of such examinations. Except as set forth on SCHEDULE 4.10, the Corporation has not waived any law or regulation fixing, or consented to the extension of, any period of time for the assessment of any Taxes, which waiver or consent is currently in effect. Except as described on SCHEDULE 4.10, there is no agreement in existence under which the Corporation has an obligation to contribute to the payment of any portion of a federal or state income tax determined on a consolidated basis with respect to an affiliated group of corporations (as defined in Sections 1502 and 1504 of the IRC) of which the Corporation is a member. All Taxes that the Corporation is or was required by law to withhold or collect have been duly withheld and collected and, to the extent required, have been paid to the proper governmental body or other person or entity. The Corporation has not heretofore made the election referred to in Section 341(f) of the IRC.

         Copies of all income tax returns for or in respect of the Corporation for all years not barred by the statute of limitations have heretofore been delivered to Buyer and all such returns are listed in SCHEDULE 4.10.

         4.11. TITLE TO AND CONDITION OF ASSETS. The Corporation is the lawful owner of and has good and marketable title to (or valid and enforceable leasehold, license or similar interests in) all of the properties and assets necessary to or used in the conduct of its businesses, including without limitation those assets and properties reflected in the Financial Statements (other than those properties and assets disposed of since December 31, 2000 or June 1, 2001, respectively, in the ordinary course of business and for fair value) in the amounts and categories reflected therein, and to all properties and assets acquired by the Corporation after the respective dates thereof, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances, claims or other third party interests of any nature whatsoever ("Encumbrances"), except for: (a) the lien of current taxes not yet due and payable; (b) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, which are not due and payable or which may thereafter be paid without penalty or are being contested in good faith by appropriate proceedings; (c) easements, covenants, rights of way and other encumbrances or restrictions of record; (d) zoning and other similar restrictions; (e) unrecorded easements, covenants, rights of way or other restrictions which do not materially impair the value or use of the property to which they relate; or (f) as disclosed on SCHEDULE 4.11, none of which materially impair the value or use of the property to which they relate. Except as disclosed in SCHEDULE 4.11, tangible personal properties and the improvements to leased real properties of the Corporation are in good operating condition and repair, ordinary wear and tear excepted, are useable in the ordinary course of business and conform in all material respects to all applicable statutes, ordinances and regulations relating to their construction, use and operation.

         4.12. REAL ESTATE AND LEASES. There is disclosed in Schedule 4.12 a description of all real estate (including buildings and improvements) owned or leased by the Corporation according to the character of the property and the location thereof. SCHEDULE 4.12 also includes a brief description (including in each case the annual rental payable, the expiration date, a brief description of the property covered and the name of the lessor) of every lease or agreement (written or oral) under which the Corporation is lessee of, or holds or operates, any real property (the "Real Property Leases"). Except as described on SCHEDULE 4.12, each of the Real Property Leases is in full force and effect and constitutes a legal, valid and binding obligation of the Corporation and the other respective parties thereto. The Corporation is not and, to the best knowledge of the Management Stockholders, no other party thereto, is in default in any material respect under any Real Property Lease nor has any event occurred which with the passage of time or giving of notice or both would constitute such a default. No Encumbrances have been placed, or have been permitted to be placed, by any Selling Stockholder, the Corporation or any of their affiliates, on the leasehold interests represented by the Real Property Leases. Except as disclosed on SCHEDULE 4.12, the real property and the buildings thereon owned or utilized by the Corporation in the conduct of its business does not violate any building, zoning or other laws or ordinances, or any agreements, applicable thereto, and no notice of any such violation or claimed violation or of any condemnation proceedings has been received by any of the Management Stockholders or the Corporation. Except as set forth on SCHEDULE 4.12, none of the Real Property Leases is subject to modification, lapse or termination, nor is the consent of any party to the Real Property Leases required to be obtained, as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.13. CONTRACTS. Except as set forth in SCHEDULE 4.13, The Corporation is not a party to, or bound by, any oral or written contracts, agreements, commitments or understandings ("Contracts"):

            (a) for the employment of any officer or employee earning more than $25,000 per annum or which is not cancelable by The Corporation without payment of less than $5,000 and on thirty (30) days' or less notice;

            (b) for the purchase or sale of capital stock or interests in or convertible to capital stock;

            (c) for the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness or direct or indirect guarantee or assumption of indebtedness, liabilities or obligations of others (the "Indebtedness");

            (d) for leasing personal property (including, without limitation, leases for machinery and equipment, furniture, fixtures, vehicles and tools) which require in any case an annual payment in excess of $25,000 or the term of any of which exceeds two (2) years;

            (e) involving the payment or receipt in any case of in excess of $25,000 per annum by the Corporation or the term of any of which exceeds two (2) years;

            (f) providing for the services of agents, consultants, advisors, advertisers, dealers, distributors, sales representatives or similar representatives involving in any case the payment or receipt of in excess of $25,000 per annum by the Corporation or not immediately terminable by the Corporation at will and without cost or liability to the Corporation;

            (g) relating to the ownership, use or licensing of any Proprietary Rights (as defined in Section 4.22);

            (h) relating to product or service warranties;

            (i) involving capital expenditures or the acquisition of fixed assets which require aggregate annual payments of more than $25,000;

            (j) containing a covenant not to compete or confidentiality agreement by the Corporation or any Selling Stockholder or which otherwise restricts the Corporation from doing any type of business;

            (k) for the sale of any of the assets, property or rights of the Corporation outside the ordinary course of business;

            (l) whereby the Corporation was acquired by the Selling Stockholders prior to the date hereof;

            (m) directly or indirectly between the Corporation, and any Management Stockholders regarding the leasing or licensing of properties or assets, the providing of services to or by the Corporation or any loan or other financial or business relationship; or

            (n) which could otherwise have a material effect on the properties, assets, financial condition, results of operations or business prospects of the Corporation.

         All of the Contracts constitute legal, valid and binding obligations of the respective parties thereto, are in full force and effect, and neither the Selling Stockholders nor the Corporation, nor, to the best knowledge of the Management Stockholders, any other party thereto, has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of any of the Contracts, which violation or termination could have a material adverse effect upon the properties, assets, liabilities, financial condition, results of operations or business prospects of the Corporation. Correct and complete copies of all written Contracts disclosed on SCHEDULE 4.13 have been delivered to Buyer. Except as set forth on SCHEDULE 4.13, none of the Contracts is subject to modification, lapse or termination, nor is the consent of any party required, as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         4.14. CASH ON HAND. As of the date hereof the Corporation has cash on hand of not less than $_____________, as shown on the Financial Statements or acquired since the dates thereof, net of reserves. Such amount reflects the Corporation's normal cash position, and the Corporation has, and on the Closing Date will have, the proper amount of cash to conduct its business, and such amounts are consistent with past practices.

         4.15. CHECKS NOT YET COLLECTED. All of the checks paid but not yet collected shown on the Financial Statements, and any such amounts which arose since the date of the consolidated balance sheet included in the Interim Financials ("Not Yet Collected Checks"), arose from check cashing services performed in the ordinary course of business, represent legal and valid obligations to the Corporation and, except as described on SCHEDULE 4.15, are not subject to any Encumbrances or set-off or counterclaim, except for adjustments reflecting uncollectible amounts in the ordinary course of business. All of the checks cashed are current and collectible in the ordinary course of business, net of reserves, and in accordance with their terms.

         All of the accounts payable shown on the Financial Statements, and any such accounts payable which arose since the date of the consolidated balance sheet included in the Interim Financials ("Payables") were, and as of the Closing Date will be, (i) due and payable in the ordinary course of business to persons who are not Affiliates of any Management Stockholder or the Corporation,
(ii) current as of such dates and in amounts consistent with past practices of the Corporation in paying its trade creditors, and (iii) in compliance with applicable trade creditor payment terms for payment by the Corporation without penalty or interest. Schedule 4.15 includes an aged list of unpaid Payables as of August 31, 2001, and not more than $5,000.00 of the Payables reflected on such lists have been outstanding for in excess of forty-five (45) days from their respective billing dates.

         4.16. COMPLIANCE WITH LAW. Except as described on SCHEDULE 4.16, each of the Management Stockholders, the Corporation and the methods and means employed by each of them in the operation of the business and the properties and assets of the Corporation have complied and presently comply in all material respects with all federal, tribal, state, local and foreign statutes, codes, ordinances, rules or regulations (the "Laws"), including without limitation all applicable tribal, local or other regulations and practices having the force of law, and all other laws relating to the performance of check cashing services or the provision of automatic teller machine services. None of the Management Stockholders nor the Corporation has received notice of any violations of any Laws and to the best knowledge of the Management Stockholders, there is no basis for a claim of any such violation.

         Without limiting the above, except as set forth in SCHEDULE 4.16:

            (a) the operations of the Corporation and its inventory are in compliance with all, and no allegations, suits, actions, claims for penalties or lost duties, orders, judgments, decrees or settlements are pending respecting any, state, federal, tribal and local laws relative to:

            (i) the performance of check cashing services or the provision of automatic teller machine services; and

            (ii) the provision of any support services in connection with the gaming industry; and

            (b) the services performed by the Corporation are not the subject of any investigation of violations of any applicable law; and

            (c) at no time have any services performed by the Corporation either been found by any agency or court to have been in violation of any applicable consumer protection or gaming industry standard, or subject to any warning notice or other order requiring that the Corporation perform or abstain from any activity in connection therewith.

         4.17. LITIGATION. Except as disclosed in SCHEDULE 4.17, there are no lawsuits, proceedings, claims, governmental investigations or other actions pending before any court or governmental or regulatory authority or body or, to the knowledge of the Management Stockholders, threatened against or involving,
(i) the Corporation, its assets or business, (ii) the Acquired Shares, (iii) the Selling Stockholders, or any of the officers, directors, employees or agents of the Corporation, that could materially and adversely affect the

Corporation, its properties or business, or the Acquired Shares, or (iv) challenging the validity or propriety of or which could impair the ability of the Selling Stockholders to consummate the transactions contemplated by this Agreement. SCHEDULE 4.17 also sets forth all judgments, consents, decrees, injunctions or any other judicial or administrative mandates outstanding against the Corporation or by which it or its assets or business are bound; and a list and brief description of any claims for reimbursement or other indemnification made by or against any Selling Stockholder in connection with the transactions by which the shares of Capital Stock of the Corporation was acquired by a Selling Stockholder. Except as set forth in SCHEDULE 4.17, to the best knowledge of the Management Stockholders, none of such disclosed matters will, and there are no presently existing facts or circumstances likely to give rise to any such action which could, have a material adverse effect upon the properties, assets, liabilities, financial condition, results of operations or business prospects of the Corporation or its right to conduct its business as presently conducted, or its ability to consummate the transactions contemplated by this Agreement.

         4.18. BANK ACCOUNTS, GUARANTEES AND POWERS. SCHEDULE 4.18 sets forth:
(a) a list of all accounts, borrowing resolutions and deposit boxes maintained on behalf of the Corporation at any bank or other financial institution and the names of the persons authorized to effect transactions in such accounts or with access to such boxes; (b) all agreements or commitments of the Selling Stockholders or any of their affiliates guaranteeing the payment of money or the performance of other obligations by the Corporation; and (c) the names of all persons, firms, associations, corporations or business organizations holding general or special powers of attorney with respect to the Corporation, together with a summary of the terms thereof.

         4.19. INSURANCE. SCHEDULE 4.19 contains a list of all insurance policies specifying (a) the insurer, (b) the amount of the coverage, (c) the type of insurance, (d) the policy number and (e) any currently pending claims thereunder or any claims asserted thereunder or under similar policies since January 1, 1996) maintained by or on behalf of the Corporation on its properties, assets, business or personnel. All such policies are (and pending Closing will continue to be) in full force and effect, and neither the Selling Stockholders nor the Corporation is in default in any material respect with respect to any provision contained in any insurance policies, nor have the Selling Stockholders or the Corporation failed to give any notice or present any claim thereunder in due and timely fashion. The insurance policies listed on
SCHEDULE 4.19 are adequate and customary in scope and amount for the business conducted by the Corporation. All premiums due and payable on such policies covering all periods through the date hereof have been, and through the Closing Date will be, paid in full or accrued on the books and records of the Corporation. The Corporation is insured in amounts and pursuant to insurance policies satisfying all requirements of applicable Laws. Also set forth on
SCHEDULE 4.19 is a list of all types of liabilities against which the Corporation is self-insured.

         Except as described in SCHEDULE 4.19, the insurance coverage provided by the policies therein will not terminate or lapse or otherwise be affected by the transactions contemplated by this Agreement. At no time has the Corporation been denied any insurance or indemnity bond coverage which it has requested, or received any written notice from or on behalf of any insurance carrier presently providing insurance relating to any of them (i) that insurance rates may or will be substantially increased; (ii) that policies presently in effect will be canceled or will not be renewed; or (iii) that material alterations to any of the properties or business operations of the Corporation are necessary or required by such carrier. None of such insurance policies are subject to retroactive premium adjustment in respect of prior periods.

         4.20. EMPLOYMENT, LABOR AND OTHER RELATIONS. Except as disclosed in
Schedule 4.20, the Corporation is not a party to or otherwise bound by any contract, agreement or collective bargaining agreement with any labor union or organization. Except as set forth in SCHEDULE 4.20, there are no charges or complaints involving any federal, state or local civil rights enforcement agency or court; complaints or citations under the Occupational Safety and Health Act or any state or local occupational safety act or regulation; unfair labor practice charges or complaints with the National Labor Relations Board; or other claims, charges, actions or controversies pending, or, to the best knowledge of the Management Stockholders, threatened or proposed, involving the Management Stockholders in their operation of the Corporation or its business and any employee or former employee of the Corporation or any labor union or other organization representing or claiming to represent such employees' interests, which could materially and adversely affect the Corporation. The Management Stockholders in their operation of the Corporation's business was and is, and has been and is, in compliance in all material respects with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, the sponsorship, maintenance, administration and operation of (or the participation of its employees in) employee benefit plans and arrangements and occupational safety and health programs, and the Management Stockholders, in their operation of the Corporation were and are not in violation of, and the Corporation has not been and is not engaged in any violation of, any law, rule or regulation related to employment, including unfair labor practices or acts of employment discrimination, which violation could materially and adversely affect the Corporation. To the best knowledge of the Management Stockholders, there is no existing or threatened labor disturbance by employees of the Corporation.

         The Corporation has not had a plant closing or mass lay-off (as those terms are defined in the Worker Adjustment and Retraining Notification Act of
1988) affecting in whole or in part any facility, operating unit or employee since the effective date of such Act.

         4.21. EMPLOYEE BENEFITS. As used herein, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy relating to an employee of the Corporation for which any Selling Stockholder or the Corporation makes premium payments, whether or not the Selling Stockholder or the Corporation is the owner, beneficiary or both of such policy), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, severance pay, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including without limitation, any pension plan ("Pension Plan") as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) to which the Corporation is a party or by which its (or any of its rights, properties or assets) is bound or (ii) with respect to which the Management Stockholder, in his operation of the Corporation, or the Corporation has made any payments, contributions or commitments or may otherwise have any liability (whether or not the Management Stockholders or the Corporation still maintain such Employee
Plan). With respect to the Employee Plans:

            (a) There are no Employee Plans maintained by the Corporation, nor are there any Welfare Plans under which employees of the Corporation are entitled to any retiree benefits.

            (b) The Corporation does not contribute, nor is it required to contribute to any "multiemployer plan." Neither of the Management Stockholders nor the Corporation is now, or has at any time been, a "substantial employer" (as defined in Section 4001(a)(2) of ERISA) with respect to any "multiemployer pension plan," as defined in
       Section 4001(a)(3) of ERISA.

            (c) The Corporation has, and following the Closing will have, no liability for any contributions, penalties, fines, assessments or other liabilities as a result of having been a member of a controlled group with the Management Stockholders under ERISA or the IRC.

         4.22. PROPRIETARY RIGHTS. SCHEDULE 4.22 contains a list of all patents, trademarks, trade names, service marks, copyrights and technology (and all applications therefor), whether or not registered ("Proprietary Rights"), used by the Corporation in the conduct of its business. The Corporation owns and has the right to use without the payment of royalties or fees or other consideration (except as disclosed on SCHEDULE 4.22), all Proprietary Rights necessary for or used by it in the conduct of its business, including without limitation all rights in the names "Chex," "Chex Services," and "Fast Funds." None of the Proprietary Rights has been declared invalid, been limited by order of any court or by agreement, or is the subject of any infringement, interference or similar proceeding or challenge. Neither the Management Stockholders, in their operation of the Corporation, nor the Corporation has infringed, or is infringing, on the Proprietary Rights of others and neither the Management Stockholders nor the Corporation has received any notice to that effect. The consummation of the transactions contemplated by this Agreement will not terminate or alter the Corporation's ability to utilize the Proprietary Rights or the terms of such use. Listed on SCHEDULE 4.22 are all corporate, trade and fictitious names under which the Corporation or its business has operated.

         4.23. GOVERNMENTAL PERMITS. The Corporation possesses all governmental, tribal and regulatory permits, licenses, consents, certificates, orders, authorizations and approvals (the "Governmental Permits") necessary to own or hold under lease and operate its properties and assets and to carry on its business as now conducted, including without limitation any required by applicable insurance, consumer finance, environmental or gaming laws or regulations. All such Governmental Permits are in full force and effect. Neither the Management Stockholders nor the Corporation has received any notice of proceedings relating to the revocation or modification of any such Governmental Permits which, singly or in the aggregate, if the subject of an unfavorable ruling or finding, could have a material adverse effect on the properties, assets, financial condition, results of operation or business prospects of the Corporation. The Governmental Permits are listed on Schedule 4.23. The Corporation is operating in compliance with the provisions, terms and conditions of the Governmental Permits, and to the best knowledge of the Management Stockholders, none of the Governmental Permits will be forfeited, terminated by, suspended or modified, or will require the consent of any governmental or tribal entity to, the consummation of the transactions contemplated hereby.

         4.24. ENVIRONMENTAL MATTERS.

            (a) DISPOSAL SITES. Except as set forth on SCHEDULE 4.24, with respect to the period during which the Corporation owned, occupied or operated real estate, and to the Management Stockholders' knowledge, with respect to the time before The Corporation owned, occupied or operated real estate, no person or entity has caused or permitted materials to be treated, stored, disposed of, released as that term is defined in 42 U.S.C. ss.9601(22), deposited or recycled on, under or at any real estate owned, occupied or operated by the Corporation, which materials, if known to be present, would require clean-up, removal, response or remedial action or other obligations ("Response") under Environmental Laws.

            (b) TANKS. There are not now, nor to the Management Stockholders' knowledge have there ever been, underground or above-ground storage or disposal tanks or other facilities on, under, or at any real estate owned, occupied or operated by the Corporation which contained materials which, if known to have leaked or to be present in soil, groundwater or surface water, would require Response under Environmental Laws.

            (c) OTHER ENVIRONMENTAL CONDITIONS. Except as set forth on SCHEDULE 4.24, to the Management Stockholders' knowledge, there are no conditions existing currently or likely, based upon the business as currently conducted by the Corporation to exist hereafter which would subject the Management Stockholders, the Corporation or Buyer to damages, penalties, injunctive relief, expenses (including capital expenditures) or Response costs under Environmental Laws or which require or are likely to require Response pursuant to Environmental Laws by the Management Stockholders or the Corporation. To the Management Stockholders' knowledge, there are no hazardous substances (as that term is defined in 42 U.S.C. ss.9601(14)), pollutants, contaminants, polychlorinated biphenyls, asbestos or urea formaldehyde in or on the premises owned, occupied or operated by the Corporation.

            (d) CHANGES IN LAWS. To the Management Stockholders' knowledge, there are no proposed or pending changes in Environmental Laws that would adversely affect the Corporation.

            (e) ENVIRONMENTAL JUDGMENTS, DECREES AND ORDERS/ PERMITS AND LICENSES. The Corporation is not subject to any judgment, decree, order, formal or informal commitment, or citation related to or arising out of Environmental Laws or has been named, listed or subject to any request for information as a potentially responsible party by any governmental body or agency in a matter arising under any Environmental Laws. The Corporation possesses all permits, licenses and approvals required under Environmental Laws.

         For purposes of this Agreement, the term "Environmental Laws" means all federal, tribal, state and local laws including statutes, regulations, ordinances, codes, rules and other governmental restrictions, requirements and policies relating to the emission of air pollutants, discharge of water pollutants or process waste water, or otherwise relating to the environment or hazardous substances and solid waste including, but not limited to, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Comprehensive Environmental Response, Compensation and Liability Act or their state or local counterparts now or at any time hereafter in effect.

         4.25. BAD CHECK LIABILITY. The reserves for bad check liabilities reflected on the Financial Statements were adequate as of their respective dates, and the reserves on the books and records of the Corporation as of the date hereof are similarly adequate as of the date hereof. The method of calculating such reserves is described in SCHEDULE 4.25.

         4.26. PRINCIPAL CUSTOMERS AND SUPPLIERS. SCHEDULE 4.26 sets forth a separate list of the ten largest operating locations of the Corporation in terms of revenues during the fiscal year ended December 31, 2000, showing in each case the total revenues from each such location during such period; and comparable information for the six months ended June 30, 2001.

         There has not been any material adverse change in the business relationship of the Corporation with the operator or owner of any named location, or any other person or entity that is material to the Corporation, and there are no other locations, respectively, who accounted for more than 5% of the Corporation's revenues during the periods shown.

         4.27. SENSITIVE PAYMENTS. The Corporation has not directly or indirectly made any payments or contributions to any political party, candidate or government or tribal official of a kind prohibited by the Foreign Corrupt Practices Act of 1977 as amended. The Corporation does not maintain any funds not properly recorded on its financial and accounting records; and no payments or transactions have been recorded on its books and records in a way that would misstate or conceal the nature or purpose of the payment or transaction.

         4.28. OTHER MATERIAL ADVERSE INFORMATION. Except as expressly set forth in this Agreement and the Schedules or in the Financial Statements, or in the certificates or other documents delivered pursuant hereto, the Management Stockholders have no knowledge of any facts which will or may reasonably be expected to have any material adverse effect on the value of the assets, properties, business or goodwill of the Corporation, or upon its prospects or earning power or upon the Acquired Shares.

         4.29. DISCLOSURE. No representation or warranty of any of the Management Stockholders made hereunder or in the Schedules or in any certificate, statement or other document delivered or to be delivered by or on behalf of the Management Stockholders in connection with the transactions contemplated hereby contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary in order to make the statements contained herein or therein not misleading. Copies of all documents referred to herein or in the Schedules have been delivered or made available to Buyer, are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder.

                   5. REPRESENTATIONS AND WARRANTIES OF BUYER.
                      ---------------------------------------

         Buyer represents and warrants to the Management Stockholders as follows:

         5.1. ORGANIZATION; GOOD STANDING; OWNERSHIP. Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted.

         5.2. AUTHORIZATION. Buyer has all requisite power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes, and all other agreements and documents to be executed and delivered by Buyer pursuant hereto will constitute the valid and binding agreements of Buyer, enforceable against it in accordance with their respective terms (subject, as to the enforcement of remedies, to general principles of equity and to bankruptcy, insolvency and similar laws affecting creditors' rights generally).

         5.3. NON-CONTRAVENTION; CONSENTS. The execution and delivery of this Agreement by Buyer does not, and the consummation by Buyer of the transactions contemplated hereby does not and will not, constitute or result in (with or without the giving of notice or the lapse of time or both) (A) a breach or violation of, or a default under, any provision of the articles or certificate of incorporation or by-laws (or equivalent documents) of Buyer, or (B) a breach or violation of, or a conflict with, or a default under, or termination of, or an event permitting any other person to terminate, or the acceleration of, or the creation or imposition of any lien, charge, pledge, security interest or other encumbrance on any properties or assets of Buyer pursuant to any provision of any contract, license or other agreement binding upon Buyer or any law, rule, decree, regulation, ordinance or order, award or governmental permit or license applicable to Buyer or any of its properties or assets.

         Except as disclosed in SCHEDULE 5.3, no consent of, or notice to, or filing with any federal, state or local authority, or any other person or entity is required to be obtained, given or made by Buyer in connection with the execution, delivery or performance of this Agreement or any other agreement or document to be executed, delivered and performed by Buyer pursuant hereto (except for any filings required under federal or state securities laws).

         5.4. INVESTMENT INTENT. Buyer is and will be acquiring the Acquired Shares for investment only and not with a view to any public distribution or resale.

                             6. CERTAIN TAX MATTERS.
                                -------------------

         6.1. FILING OF TAX RETURNS.

            (a) THE MANAGEMENT STOCKHOLDERS' OBLIGATIONS. The Management Stockholders will timely file or cause to be filed on behalf of the Corporation any Tax Returns required to be filed with respect to any Taxes for any period ending on or prior to the Closing Date to reflect the operations of the Corporation up to and including the Closing Date. All such Tax Returns described in this subsection 6.2(a) shall be prepared and filed using tax accounting methods and principles which are consistent with those used in the Tax Returns applicable to the Corporation for preceding tax periods. In preparing such Tax Returns, no election shall be made with respect to the computation of any item of income, deduction or credit of the Corporation which is inconsistent with the preparation of prior years' Tax Returns. Buyer shall provide to the Management Stockholders all records and documents of the Corporation reasonably required by the Management Stockholders to prepare any Tax Return required to be filed by the Management Stockholders under this subsection 6.2(a). The Management Stockholders shall deliver to Buyer a complete and accurate copy of each Tax Return filed in accordance with this subsection 6.2(a), together with copies of the permanent financial records (including tax work papers) of the Management Stockholders used to prepare such Tax Return within thirty (30) days after the date the Tax Return is filed with the applicable taxing authority, except that in the case of consolidated returns, this delivery requirement shall be limited to those portions of such Tax Returns as shall be related to the Corporation.

            (b) BUYER OBLIGATIONS. Buyer shall timely file or cause to be filed on behalf of the Corporation any Tax Returns with respect to any Taxes for any period which begins prior to the Closing Date and which extends beyond the Closing Date. Buyer shall deliver to the Management Stockholders, if requested, a complete and accurate copy of each Tax Return filed in accordance with this subsection 6.2(b) and relating to periods prior to the Closing Date, and shall provide the Management Stockholders with access to the permanent financial records (including tax work papers) of the Corporation used to prepare such Tax Return within thirty (30) days after the date of such request, except that in the case of consolidated returns, this delivery requirement shall be limited to those portions of such returns as shall be related to the Corporation.

                                  7. COVENANTS.
                                     ---------

         7.1. CONDUCT OF BUSINESS. The Management Stockholders covenant and agree with Buyer that from the date hereof until the Closing or termination of this Agreement, unless otherwise consented to in writing by Buyer:

            (a) CONDUCT OF THE CORPORATION BUSINESS; NO MATERIAL CHANGE. The Management Stockholders will cause the Corporation to operate and conduct its business, properties and assets only in the ordinary course and, without limiting the foregoing, will:

               (i) not allow the Corporation to make any change in its business or operations;

               (ii) maintain the Corporation's cash on hand status consistent with the past practices of the Corporation in the ordinary course of business;

               (iii) not sell, pledge, lease, mortgage, encumber or otherwise dispose of (except with the prior written consent of Buyer) any of the Corporation's assets other than sales of inventory in the normal course of business for fair value;

               (iv) not borrow money except pursuant to the loan agreements described in SCHEDULE 4.13 part (c), and not accelerate the payment of any mortgage or any other obligation or commitment of the Corporation;

               (v) keep in force all policies of insurance covering the
            business, properties and assets of the Corporation and, if Buyer so requests in writing, use their reasonable efforts to secure, at the expense of Buyer, additional insurance from an insurance carrier, in an amount, on terms and to become effective upon a date on or within a reasonable period after the Closing Date as shall be satisfactory to Buyer;

               (vi) not make or agree to make any distribution of cash or other assets to any Affiliates or the Selling Stockholders, or any employees, agents, family members, affiliates or associates of such persons, by way of loans, advances, dividends or other wise, except for any normal monthly salaries (at the rate in effect on the date hereof) of any such persons who are also employees of the Corporation and as otherwise expressly approved in advance and in writing by Buyer;

               (vii) not enter into any contracts or commitments therefor for the purchase or lease of equipment, supplies or inventories, or cause the Corporation to become obligated upon any other contracts involving, in the aggregate, in excess of $25,000 without the prior written approval of Buyer, which approval will not be unreasonably withheld;

               (viii) not acquire or agree to acquire (through redemption or otherwise) any of the outstanding securities of the Corporation, incur or agree to incur any obligations to issue securities nor issue, sell or dispose of any of their respective securities or options or rights convertible into their respective securities or stock appreciation or similar rights;

               (ix) except with the written consent of Buyer, which will not be unreasonably withheld, not authorize or pay or agree to pay or accrue any wage, salary or other increase in remuneration of any of the Selling Stockholders, directors, officers or other employees or agents of the Corporation, not authorize or make any changes in compensation or policy regarding compensation payable or to become payable to any directors, officers or other employees, and not hire any new employees or elect any new officers or directors of the Corporation; provided that it may, in the normal course of business, increase the compensation payable to employees, hire persons to replace terminated employees and hire new employees as may be necessary to conduct the Corporation's business, provided that such increases and hiring do not, in the aggregate, materially increase the Corporation's payroll costs; and

               (x) not amend the Corporation's articles or certificates of incorporation or by-laws.

            (b) MAINTAIN THE CORPORATION AS GOING CONCERN. The Management Stockholders will preserve the business organization of the Corporation and keep available the services of the present officers, employees, and agents thereof and will use their best efforts to preserve the goodwill of the Corporation's suppliers, customers and others having business relations therewith.

            (c) INVESTIGATION. The Management Stockholders shall, and shall cause the Corporation to, allow Buyer and its representatives and persons or entities which may provide financing for Buyer in connection with the transactions contemplated hereby, at all reasonable times, full access during normal business hours to all stores, warehouses, operations, machinery, equipment, inventories, property, offices, books, contracts, commitments, records and affairs of the Corporation and its business, and reasonable access to third parties having business dealings with the Corporation, for the purpose of familiarizing themselves with the operation and conduct of all aspects of their business and for the purpose of reasonable inspection, examination, audit, counting and copying; such access shall not unreasonably interfere with the operation and conduct of the business or the Corporation.

            (d) PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. The Management Stockholders will refrain, and will cause the Corporation to refrain, from taking any action which would render any representation and/or warranty contained in this Agreement inaccurate at and as of the Closing Date, except for changes therein specified in, permitted or contemplated by this Agreement.

            (e) NO SOLICITATION. The Management Stockholders and their affiliates will take no action, directly or indirectly, to solicit indications of interest or offers for the sale of the Corporation (whether by sale of stock, assets, merger or otherwise) to anyone other than Buyer, furnish information to others in that connection, or enter into discussions with any person with respect thereto, and the Management Stockholders will instruct their investment bankers and other representatives to refrain from doing any of the foregoing.

         7.2. SUPPLEMENTS TO EXHIBITS. From time to time prior to the Closing Date, the Management Stockholders will and will cause the Corporation to promptly supplement or amend any Schedules provided for in this Agreement (i) if any matter arises hereafter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any such Schedule, or (ii) if it becomes necessary to correct any information in any such Schedule which has become inaccurate; provided, however, that no such supplement or amendment to any Schedule shall be considered in determining satisfaction of the conditions set forth in Section 8.2.1 of this Agreement.

         7.3. RENEWAL OF DEBENTURES. The Corporation will obtain from each of the holders of any the Debentures a renewal or extension of the due date, in the case of Debentures which by their terms have a due date in 2001, of the indebtedness evidenced thereby, to a due date not earlier than the one year anniversary of the due date thereof. The Management Stockholders will use their best efforts to effect the continual and ongoing renewal of any Debentures, as they may become due from time to time from and after the Closing Date, or to find replacement holders for such Debentures, on terms no less favorable to the Corporation than the current terms of the Debentures. To the best knowledge of the Management Stockholders it is the current intention of each of the holders of the Debentures to renew such Debentures from time to time, and not to accelerate the due date therefor as a result of the transaction contemplated hereby, or otherwise.

         7.4. MUTUAL COVENANT. The Management Stockholders and Buyer agree that they shall prepare, submit and file, or cause to be prepared, submitted and filed, all applications for approvals and actions as may be required by applicable law with respect to the transactions contemplated by this Agreement, and shall use their respective best efforts to obtain such approvals and accomplish such results as expeditiously as possible. In addition, they will use their respective best efforts to obtain all other approvals, consents and authorizations which are conditions to the Closing, and they shall take all other action as shall be reasonably necessary or appropriate in order to effectuate the transactions provided for or contemplated herein. Notwithstanding the foregoing, when used in connection with the obtaining of a consent, approval or other act of an unaffiliated third party or governmental authority, "best efforts" shall not require Buyer to commence litigation against or acquire control of such third person or the assets or obligations requiring such consent, and shall not require Buyer to accelerate the payment of any indebtedness.

         7.5. NOMINATION TO BUYER'S BOARD OF DIRECTORS. Buyer hereby covenants and agrees that it will nominate Mr. James P. Welbourn for election to the Board of Directors of Equitex, Inc. at the next regularly scheduled or special meeting of shareholders at which directors may be elected, and will use its best efforts to promote the election of Mr. Welbourn to the Board of Directors.

                            8. CONDITIONS TO CLOSING.
                               ---------------------

         8.1. MUTUAL CONDITIONS. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions:

            8.1.1. NO SUIT. No suit, action or other proceeding or investigation shall to the knowledge of any party hereto be threatened or pending before or by any governmental agency or by any third party questioning the legality of this Agreement or the consummation of the transactions contemplated hereby in whole or in part.

            8.1.2. CLOSING. The Closing shall have occurred by September 15, 2001, or such later date as may be agreed to by Buyer and the Management Stockholders.

         8.2. CONDITIONS TO BUYER'S OBLIGATIONS. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions:

            8.2.1. REPRESENTATIONS AND WARRANTIEs. All representations and warranties made by the Management Stockholders contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and Management Stockholders shall have duly performed or complied with all of the obligations to be performed or complied with by him under the terms of this Agreement on or prior to Closing.

            8.2.2. CONSENTS AND APPROVALS. All authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement by the Selling Stockholders and Buyer, and the consummation by each of them of the transactions contemplated hereby, shall have been obtained, and the Selling Stockholders and the Corporation shall have obtained any authorizations, consents, waivers, approvals or other action required in connection with the execution, delivery and performance of this Agreement to prevent a material breach or default under, or the termination, modification or lapse of, any of the Contracts and any comparable contracts entered into after the date hereof.

            8.2.3. MANAGEMENT AGREEMENTS. The Management Stockholders shall each have executed and delivered to Buyer the Employment Agreements in the form attached as EXHIBIT C to this Agreement.

            8.2.4. COVENANT NOT TO COMPETE AND CONFIDENTIALITY AGREEMENT. Each of the Management Stockholders shall have executed a Covenant Not to Compete and Confidentiality Agreement in the form attached as EXHIBIT D to this Agreement.

            8.2.5. NO MATERIAL ADVERSE CHANGE. There shall have occurred no material adverse change (whether or not covered by insurance) in the assets, financial condition or prospects of the Corporation.

            8.2.6. MINIMUM CASH ON HAND. At and as of the Closing Date, the Cash on Hand of The Corporation will not be less than $___________.

            8.2.7. RENEWAL OF DEBENTURES. The holders of the Debentures which expire in 2001 shall have agreed to the one year renewal or extension of such Debentures on the terms set forth in Section 7.3 hereof, and the Management Stockholders shall provide a certificate to such effect, or other evidence reasonably satisfactory to Buyer of such renewal or extension.

            8.2.8. DELIVERY OF OTHER DOCUMENTS. The following documents shall have been delivered to Buyer:

            (a) CERTIFICATE. A certificate, dated as of the Closing Date, executed by duly authorized officers of the Corporation and by the Management Stockholders certifying that the conditions contained in
       Section 8.2.1 have been satisfied;

            (b) OPINION. The opinion of counsel to the Management Stockholders, dated the Closing Date, in the form attached hereto as EXHIBIT E ;

            (c) CONSENTS. The consents required by Section 8.2.2;

            (d) RESIGNATIONS. If requested by Buyer, resignations of the directors and officers of the Corporation, in form and substance acceptable to Buyer;

            (e) GOOD STANDING CERTIFICATES. Certificates of legal existence and good standing dated within five (5) days prior to the Closing Date for the Corporation from the jurisdiction in which it is incorporated and the jurisdictions in which it is qualified to do business;

            (f) CERTIFIED CHARTER. True and complete copies of the Certificate of Incorporation of the Corporation, certified by the Secretary of State of its state of incorporation as of a date within five (5) days prior to the Closing;

            (g) STOCK CERTIFICATE. A certificate or certificates evidencing the Acquired Shares; and

            (h) Other. Such other documents as counsel for Buyer shall reasonably request.

         8.3. CONDITIONS TO THE SELLING STOCKHOLDERS' OBLIGATIONS. The obligations of the Selling Stockholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

            8.3.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and Buyer shall have duly performed or complied with all of the obligations to be performed or complied with by them under the terms of this Agreement on or prior to Closing.

            8.3.2. APPROVALS. All authorizations or approvals or other action required in connection with the execution, delivery and performance of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby shall have been obtained.

            8.3.3. DELIVERY OF DOCUMENTS. The following documents shall have been delivered to the Management Stockholders:

            (a) CERTIFICATE. A certificate, dated as of the Closing Date, executed by a duly authorized officer of Buyer certifying that the conditions contained in Section 8.3.1 have been satisfied;

            (b) OPINION. The opinion of Boodell LeBaron & Trinka, LLC, counsel to Buyer, dated the Closing Date, in the form attached hereto as EXHIBIT F;

            (c) CONSENTS. Any consents required by Section 8.3.2;

            (d) GOOD STANDING CERTIFICATES. Certificates of legal existence and good standing dated within five (5) days prior to the Closing Date for Buyer from the State of Delaware;

            (e) CERTIFIED RESOLUTIONS. Certified copies of resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and all acts of Buyer required or advisable in connection with the transactions contemplated hereby;

            (f) CERTIFIED CHARTER. A true and complete copy of the Certificate of Incorporation of Buyer, certified by the Secretary of State of the State of Delaware; and

            (g) OTHER. Such other documents as counsel for the Management Stockholders shall reasonably request.

                                 9. TERMINATION.
                                    -----------

         9.1. TERMINATION OF AGREEMENT. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing, as follows:

            9.1.1. MUTUAL CONSENT. By mutual consent of all of the parties hereto.

            9.1.2. BREACH. By Buyer, on the one hand, or by the Selling Stockholders, on the other hand, by reason of the breach by the other in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

            9.1.3. RESPECTIVE CONDITIONS. By Buyer, on the one hand, or by the Selling Stockholders, on the other hand, if the conditions precedent to their respective obligations contained in Sections 8.2 or 8.3 hereof have not been met in all material respects through no fault of the terminating party.

            9.1.4. MUTUAL CONDITIONS. By Buyer, on the one hand, or by the Selling Stockholders, on the other hand, if any of the conditions described in
Section 8.1 shall not have been fulfilled through no fault of the terminating party.

                              10. INDEMNIFICATION.
                                  ---------------

         10.1. BY MANAGEMENT STOCKHOLDERS. The Management Stockholders agree to indemnify and hold harmless Buyer and, for periods following the Closing, the Corporation, against any loss, damage or expense (including court costs and reasonable attorneys' fees) suffered by them as a result of:

            (i) any breach by the Selling Stockholders in the performance of his obligations under this Agreement and the separate agreements provided for herein;

            (ii) any inaccuracy in or breach of any representations, warranties or covenants made by the Selling Stockholders in this Agreement or any document, certificate Schedule or Exhibit delivered by the Selling Stockholders in accordance with the provisions of this Agreement;

            (iii) any Taxes, any payments or accruals of salaries, wages, amounts payable under any Employee Plans or otherwise to employees and agents of the Corporation, and any other operating expenses of the Corporation, in each case relating and incurred with respect to periods prior to the Closing Date, whether or not due and payable prior to the Closing Date, and whether or not accrued or otherwise reflected on the Financial Statements or the books and records of the Corporation;

            (iv) the failure of The Corporation to meet the minimum Cash on Hand amount specified in Section 8.2.7;

            (vi) any fees, expenses or other payments incurred or owed by the Management Stockholders or the Corporation to any brokers or comparable third parties retained or employed by them or their affiliates in connection with the transactions contemplated by this Agreement;

            (vii) any claim made by a third party alleging facts which, if true, would entitle Buyer, or for periods following the Closing, the Corporation, to indemnification pursuant to (i) through (vi); or

            (viii) any failure by the Selling Stockholders to comply with their obligations under this Section 10.1.

         10.2. BY BUYER. Buyer agrees to indemnify and hold the Management Stockholders harmless against any loss, damage or expense (including costs and reasonable attorneys' fees) suffered by them as a result of:

            (i) any breach by Buyer in the performance of its obligations under this Agreement and the separate agreements provided for herein;

            (ii) any inaccuracy in or breach of any representations, warranties or covenants made by Buyer in this Agreement or any document, certificate or exhibit delivered by Buyer in accordance with the provisions of this Agreement;

            (iii) any fees, expenses or other payments incurred or owed by Buyer to any brokers or comparable third parties retained or employed by it in connection with the transactions contemplated by the Agreement;

            (iv) any claim made by a third party alleging facts which, if true, would entitle the Management Stockholders to indemnification pursuant to
       (i) through (iii); or

            (v) any failure by Buyer to comply with its obligations under this
       Section 10.2.

         10.3. PROCEDURE FOR INDEMNIFICATION CLAIMS.

            (a) NOTICE. A party seeking indemnification (the "Indemnitee") shall give written notice to the party from whom indemnification is claimed ("Indemnitor") of any matter with respect to which the Indemnitee seeks to be indemnified (the "Indemnity Claim"). Such notice shall state the nature of the Indemnity Claim and, if known the amount of the loss, cost or expense. If the Indemnity Claim arises from a claim of a third party, the Indemnitee shall give the aforesaid notice within a reasonable time after the Indemnitee has actual notice of such Indemnity Claim, and in the event that a suit or other proceeding is commenced, within twenty (20) days after receipt of written notice by the Indemnitee of such suit or other proceeding. Notwithstanding anything herein to the contrary, the failure of an Indemnitee to give timely notice of an Indemnity Claim shall not bar such Indemnity Claim except and to the extent that the failure to give timely notice has actually materially impaired the ability of the Indemnitor to defend the Indemnitee Claim.

            (b) THIRD PARTY CLAIMS. If the Indemnity Claim arises from the claim or demand of a third party, the Indemnitor shall have the right to defend any such Indemnity Claim. If an Indemnitor elects to defend any such Indemnity Claim, it shall pay its expenses in connection therewith and shall pay any judgment, damage or other liability arising from such Indemnity Claim or the settlement thereof. If the Indemnitor has assumed the defense of such Indemnity Claim, the Indemnitee shall have the right, but not the obligation, to participate in or monitor the defense thereof by counsel of its own choosing. The Indemnitor shall not agree to a compromise or settlement of any such Indemnity Claim, or in the defense thereof in the defense of any such Indemnity Claim consent to the entry of any judgment against or affecting the Indemnitee without the written consent of the Indemnitee, or enter into any settlement, without the written consent of the Indemnitee.

            If the Indemnitor shall not timely notify the Indemnitee of its election to defend any Indemnity Claim (and, in the case of litigated Indemnity Claims, actually assume the defense of such Indemnity Claim), the Indemnitee may defend against such Indemnity Claim in such manner as it may deem appropriate, and if the Indemnitee shall desire to settle such Indemnity Claim, it shall give the Indemnitor prior written notice of the proposed settlement. Within ten (10) days following receipt by the Indemnitor of such written notice, the Indemnitor shall either (i) consent to such settlement, in which event the Indemnitee may settle such claim on the terms consented to by the Indemnitor and the amount of such settlement and all reasonable and proper expenses of settling such Indemnity Claim shall thereupon be chargeable to and payable by the Indemnitor, or (ii) assume the defense of such Indemnity Claim. If the Indemnitor shall refuse to consent to settlement and shall refuse or be unable to assume the defense of such Indemnity Claim, the Indemnitee may settle such claim in the amount of the proposed settlement and all reasonable and proper expenses of settling such Indemnity Claim shall thereupon be chargeable to and payable by the Indemnitor. If no settlement of such Indemnity Claim is made, the Indemnitor shall be chargeable for the amount of any judgment rendered with respect to such Indemnity Claim and for all expenses, legal or otherwise, incurred by the Indemnitee in the defense of such Indemnity Claim and shall pay such amounts immediately upon demand by the Indemnitee.

            The Indemnitor and the Indemnitee shall cooperate in reasonable requests for documents, testimony and other forms of assistance in connection with any Indemnity Claim pursuant to this subsection 11.2(b). Reimbursement to the Indemnitee of any expenses and other amounts due the Indemnitee shall be made by the Indemnitor from time to time as such expenses and amounts are incurred by the Indemnitee.

            (c) OTHER CLAIMS. If the Indemnity Claim does not arise from the claim or demand of a third party, the Indemnitor shall have thirty (30) days after receipt of written notice of such Indemnity Claim to object to the Indemnity Claim by giving written notice to the Indemnitee specifying the reasons for such objection or objections. If the Indemnitor has not so objected to the Indemnity Claim as of the close of business on the last day of the aforesaid period, the total amount of the Indemnity Claim shall thereupon become chargeable to and payable by the Indemnitor. If the Indemnitor objects to the Indemnity Claim and the parties are unable to settle any such dispute, the parties shall have all rights and remedies at law or in equity, and either the Indemnitor or the Indemnitee may commence an action or proceeding to determine such dispute and any amounts due from the Indemnitor hereunder shall become chargeable to and payable by the Indemnitor immediately upon the determination of such liability pursuant to such action or proceeding.

         10.4. SURVIVAL. Except as set forth below, all representations and warranties made in this Agreement and each Schedule hereto shall continue in full force and effect after the Closing Date and the sale of the Acquired Shares hereunder and until (in the absence of a showing of willful and knowing misrepresentation or breach) the third anniversary of the Closing Date; provided that such representations and warranties shall not terminate for purposes of any Claim made by an Indemnitee prior to the expiration of the respective representation or warranty; and provided further that (i) all representations and warranties made in or pursuant to Sections 4.1, (status, authority, binding agreement), 4.2 (share ownership), 4.6 (capitalization), the first sentence of
Section 4.11 (title to assets), and 4.13(m) (affiliate transactions), and related indemnification obligations, shall survive the Closing without limitation as to time; and (ii) the representations and warranties contained in Sections 4.10 and 6.2(a) (taxes) and related indemnification obligations shall survive the Closing until such time as the assessment of any claims, deficiencies or penalties therefor shall be barred by applicable periods of limitation under applicable federal and state tax laws as the same may be extended by waiver. Any representation and warranty in this Agreement or in any Schedule, Exhibit, certificate, document, agreement or instrument delivered at the Closing shall be deemed to have been relied upon by the party or parties to which may, notwithstanding any investigation or inspection made by or on behalf of such party or parties and shall not be affected in any respect by any such investigation or inspection.

         10.5. PAYMENT OF INDEMNIFICATION OBLIGATION. Any liability of the Indemnitor to an Indemnitee under this Section 10 shall be paid within ten (10) days following the date on which such amount becomes chargeable to Indemnitor pursuant to the provisions of this Section 10, by the Indemnitor, jointly and severally, (or its successors or assigns), in either case by wire transfer of immediately available funds to such account as shall be designated by Indemnitee.

                              11. OTHER AGREEMENTS.
                                  ----------------

         11.1. NONCOMPETE; NONSOLICITATION; CONFIDENTIALITY. For a period ending five (5) years after the Closing Date, none of the Management Stockholders nor their Affiliates, shall without the prior written consent of Buyer, engage in a business which competes with business conducted or currently proposed to be conducted by any the Corporation, directly or indirectly, as an owner, consultant, manager, associate, partner, agent or otherwise, or by means of any corporate or other device in the geographic areas in which the business of the Corporation now or hereafter shall be conducted (such geographic areas being hereafter referred to as the "Territory"); nor shall they for such period and in the Territory solicit, directly or indirectly from any customer of any The Corporation, for the performance of any services substantially similar to those performed by The Corporation, as an employee, owner, consultant, manager, associate, partner, agent or otherwise, or by means of any corporate or other device; nor shall the Management Stockholders or any of their Affiliates for such period and in the Territory solicit for employment any employee of the Corporation who continued employment with Buyer or the Corporation after the Closing Date.

         The Management Stockholders further acknowledge that by reason of their affiliation with the Corporation they have had access to confidential information of the Corporation. The Management Stockholders each covenant and agree that he shall not permit any of his affiliates, directly or indirectly, to use for their own behalf or on behalf of any third party or divulge to any third party any confidential information or trade secrets of the Corporation. As used herein, confidential information shall consist of all information, knowledge or data in tangible or intangible form including personal files and notes, relating to the Corporation (including without limitation all trade secrets, proprietary and business information, and information relating to inventions, production methods, customer and prospective customer lists, prices and trade practices) which is not presently in the public domain, or is not otherwise published or publicly available, unless published or made public through no fault of the Management Stockholders.

         This Section 11.1 shall not be construed to prohibit the ownership by a Management Stockholder or any of his affiliates of not more than 2% of the capital stock of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934.

         The Management Stockholders acknowledge that the restrictions contained in this Section 11.1 are reasonable and necessary to protect the legitimate interests of Buyer, do not cause any of them undue hardship, and that any violations of any provision of this Section 11.1 will result in irreparable injury to Buyer and that, therefore, Buyer shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. In the event that any court having jurisdiction shall determine that the foregoing restrictive covenant or other provisions shall be unreasonable or unenforceable in any respect, then such covenant and other provisions shall be deemed limited to the extent that such court deems it reasonable and enforceable, and so limited shall remain in full force and effect.

                             12. GENERAL PROVISIONS.
                                 ------------------

         The Selling Stockholders and Buyer further covenant and agree as follows:

         12.1. WAIVER OF TERMS. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof but only by a written instrument signed by the party or parties waiving such terms or conditions.

         12.2. AMENDMENT OF AGREEMENT. This Agreement may be amended, supplemented or interpreted at any time only by written instrument duly executed by each party hereto.

         12.3. PAYMENT OF EXPENSES. Regardless of whether the Closing shall occur, each party shall pay all expenses incurred by or on its or their behalf in connection with the preparation, execution and delivery of this Agreement and the other agreements and documents referred to herein and the consummation of the transactions contemplated hereby and thereby.

         12.4. CONTENTS OF AGREEMENT; BINDING NATURE. This Agreement and the other agreements and documents to be delivered by the parties as provided herein set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding such subject matter are merged into and superseded by this Agreement. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

         12.5. NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be by hand-delivery, certified or registered mail, return receipt requested; telex, telecopier, or air courier to the parties set forth below. Such notices shall be deemed given: at the time personally delivered, if delivered by hand or by courier; at the time received if sent certified or registered mail; when answered back, if telexed; and when receipt acknowledged by receiving telecopy equipment if telecopied.

                  If to Buyer:            Equitex, Inc.
                                          2401 PGA Boulevard, Suite 190
                                          Palm Beach Gardens, FL 33410
                                          Attention: Barry Hollander
                                          Telecopier: (561)624-0886

                  Copy to:.               Boodell LeBaron & Trinka, LLC
                                          150 N. Michigan Avenue, Suite 2500
                                          Chicago, Illinois  60606
                                          Attention: C. Frederick LeBaron Jr.
                                          Telecopier:  (312) 750-8600

                 If to Management
                  Stockholders:           Mr. Lewis N. Mirviss
                                          11800 Wayzata Boulevard
                                          Minneapolis, MN 55305
                                          Telecopier: (952)417-1996

                  Copy to:.               Vincent G. Ella, Esq.
                                          Messerli & Kramer, P.A.
                                          1800 Fifth Street Towers
                                          150 South Fifth Street
                                          Minneapolis, MN 55402-4218.
                                          Telecopier: (612)860-5425

         12.6. COMMISSIONS AND FINDER'S FEES. Buyer, on the one hand, and the Management Stockholders on behalf of themselves, the Selling Shareholders and the Corporation, on the other hand, represent and warrant that none of them has retained or used the services of any individual, firm or corporation in such manner as to entitle such individual, firm or corporation to any compensation for brokers' or finders' fees with respect to the transactions contemplated hereby for which the other may be liable.

         12.7. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         12.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.9.. HEADINGS. The headings of the Sections and the subsections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         12.10. GOVERNING LAW; JURISDICTION. This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         12.11. INSTRUMENTS OF FURTHER ASSURANCE. Each of the parties hereto agrees, upon the request of any of the other parties hereto, from time to time to execute and deliver to such other party or parties all such instruments and documents of further assurance or otherwise as shall be reasonable under the circumstances, and to do any and all such acts and things as may reasonably be required to carry out the obligations of such requested party hereunder.

         12.12. PUBLICITY. No notices to third parties or other publicity, including press releases, concerning any of the transactions provided for herein shall be made by any party hereto unless planned and coordinated jointly among the parties hereto, except to the extent otherwise required by law.

         12.13. DISCLOSURE SCHEDULES. Each matter disclosed in the Schedules hereto shall be deemed a disclosure of such matter only for the purpose of the Section or Sections of this Agreement to which such Schedule expressly relates, and (except to the extent expressly cross-referenced) shall not be deemed a disclosure with respect to any other Section of, or Schedule to, this Agreement.

         12.14. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended nor shall it be construed to give any person, firm, corporation or other entity, other than the parties hereto and their respective successors and assigns, any right, remedy or claim under or in respect of this Agreement or any provisions hereof.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.


                                       EQUITEX, INC.


                                       By: /S/ HENRY FONG
                                          ----------------------------------
                                       Its: PRESIDENT
                                           ---------------------------------


                                       THE MANAGEMENT STOCKHOLDERS


                                       /S/ LEWIS N. MIRVISS
                                       -------------------------------------
                                       Lewis N. Mirviss


                                       /S/ JAMES P. WELBOURN
                                       -------------------------------------
                                       James P. Welbourn


                                       THE INVESTING STOCKHOLDERS


                                       /S/ JAMES P. WELBOURN
                                       -------------------------------------
                                       By: JAMES P. WELBOURN
                                       As agent and attorney-in-fact
                                       for the stockholders set forth
                                       on Exhibit A hereto


                                       TOGETHER BEING ALL OF THE STOCKHOLDERS
                                       OF CHEX SERVICES, INC.